EXHIBIT 99.1

BERKSHIRE HILLS ANNOUNCES $50 MILLION SHARE REPURCHASE PROGRAM
BOSTON, January 25, 2023 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that its Board of Directors has approved a share repurchase program pursuant to which the Company is authorized to repurchase shares of Company common stock at a total cost of up to $50 million through December 31, 2023. This would result in the repurchase of approximately 4% of outstanding shares based on the current share price.
Berkshire CEO Nitin Mhatre stated, “Our balance sheet and capital ratios continue to remain strong, and our ratios are significantly above the regulatory threshold for well capitalized banks.  We intend to continue to use a balanced approach to deploy capital generated by our Company’s operations to both support growth and financial soundness, and to distribute capital to shareholders in the form of dividends and stock repurchases.  The repurchase program follows other programs in recent years and is complemented by our ongoing quarterly shareholder dividend, which we increased by 50% last quarter from $0.12 per share to $0.18 per share.”
Mr. Mhatre concluded, “Our Berkshire’s Exciting Strategic Transformation (BEST) plan targets improved profitability and shareholder returns, as part of our goal to increase value for all stakeholders while making Berkshire the high-performing leading socially responsible community bank in New England and beyond.  Through this repurchase authorization, our Board has recognized our significant progress towards achieving our purpose-driven and performance objectives.”
The authorization does not constitute a commitment to repurchase shares. The Company may conduct the repurchases through open market purchases, block trades, unsolicited negotiated transactions, pursuant to a trading plan that may be adopted in accordance with Securities and Exchange Commission (“SEC”) Rule 10b5-1, or in any other manner that complies with the provisions of the Securities Exchange Act of 1934, as amended.
ABOUT BERKSHIRE HILLS BANCORP
Headquartered in Boston, Berkshire Hills Bancorp (NYSE:BHLB) is the parent of Berkshire Bank. Founded in 1846, the Bank's vision is to be a high-performing leading socially responsible community bank. It empowers the financial potential of its stakeholders by making banking available where, when, and how it's needed through an uncompromising focus on exceptional customer service, digital banking, and positive community impact. Providing a wide range of financial solutions through its consumer banking, commercial banking and wealth management divisions, the Bank has approximately $11.3 billion in assets and a community-based footprint of 100 financial centers in Massachusetts, New York, Vermont, Connecticut, and Rhode Island. Named one of America’s Most Trusted Companies 2022 by Newsweek, Berkshire is also listed in the Bloomberg Gender-Equality Index and a Best Place to Work for LGBTQ+ Equality. To learn more, follow us on Facebook, Twitter, Instagram, and LinkedIn.
FORWARD-LOOKING STATEMENTS
This document contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. You should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.
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CONTACTS
Investor Relations Contacts
Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206
David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973